FOR IMMEDIATE RELEASE:
Media Contact:	Investor Contact:
Leslie Monreal, Director of Public Relations (561) 682-4134	Seth Grossman, E.V.P. and Chief Strategic Officer (561) 682-4125 phone, (561) 659-4754 fax

PAXSON COMMUNICATIONS CORPORATION
ANNOUNCES SHIFT IN STRATEGY

(West Palm Beach, FL – March 11, 2005) – Paxson Communications Corporation (AMEX-PAX) (the “Company”), announced today that it has terminated its agreements with Bear, Stearns & Co., Inc. and Citigroup Global Markets, Inc. The Company engaged Bear Stearns and Citigroup in 2002 and 2003 to act as its financial advisors to explore strategic alternatives for the Company. To date no viable strategic transactions have been developed on terms that the Company believes would be in the best interests of all of its stockholders.

While the Company will continue to consider opportunities that may arise or be presented, management’s principal efforts will be focused on improving the Company’s core business operations. The Company intends to pursue refinancing alternatives, with a view to lowering the Company’s cost of capital and increasing shareholder value. Additionally, the Company anticipates exploring the sale of certain non-core assets in order to upgrade liquidity.

About PAX TV
Paxson Communications Corporation owns and operates the nation’s largest broadcast television distribution system and the PAX TV network. PAX TV reaches 87% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit PAX TV’s website at www.pax.tv.

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